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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): May 17, 1999




                             Rare Medium Group, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)





               0-13865                                23-368845
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       (Commission File Number)          (IRS Employer Identification No.)




                  44 West 18th Street, New York, New York 10011
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          (Address of Principal Executive Offices, including Zip Code)


                                 (212) 634-6950
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              (Registrant's telephone number, including area code)




                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)



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Item 2. Acquisition or Disposition of Assets.

General.

         On May 17, 1999 (the "Effective Date"), pursuant to the terms of an Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Rare Medium Group, Inc., formerly known as ICC Technologies, Inc. (the "Company"), Rare Medium Atlanta, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Subsidiary"), Struthers Martin, Inc., a Georgia corporation ("Struthers"), and certain shareholders of Struthers (the "Principals"), the Company, through Acquisition Subsidiary, acquired by merger Struthers (the "Merger").

         Struthers is an Internet integration company that specializes in providing solutions that combine network expertise with electronic business technology to companies worldwide. The assets of Struthers at the time of the Merger consisted generally of cash, accounts receivable, prepaid expenses, work in process and equipment. The Company intends in the near term to continue the use of the assets of Struthers in the same business as was conducted prior to the Merger. On the Effective Date, Acquisition Subsidiary was merged with and into Struthers, with Struthers surviving the Merger. In consideration for merging with Acquisition Subsidiary, (i) the preferred shareholders of Struthers received on the Effective Date total consideration of approximately $5,700,000 (subject to adjustment as described below) in exchange for all of their outstanding shares of preferred stock of Struthers, consisting of approximately 385,787 shares of common stock of the Company which was determined based upon an agreed upon formula (the "Company Common Shares"), provided, however, that a number of Company Common Shares with an aggregate value of $3,425,000, which would otherwise have been issued to the Principals in exchange for their shares of preferred stock of Struthers, were instead placed in escrow (the "Escrow Shares") subject to two Escrow Agreements; and (ii) the common shareholders of Struthers received on the Effective Date total consideration of approximately $87,500, or, $0.0125 per share, in exchange for all of their outstanding shares of common stock of Struthers. In addition, Struthers was required to have cash on hand as of the Effective Date in an amount equal to $1,887,500.

         The Escrow Shares serve to secure certain indemnification obligations of the Principals and any downward post-closing adjustment of the Preferred Purchase Price, in each case as set forth in the Merger Agreement. Upon the termination of the indemnification obligations, all of the Escrow Shares, if any, then held in escrow will be distributed to the Principals. The Company intends to reflect the Merger as a purchase for accounting purposes.

         In connection with the Merger, the Company entered into employment agreements with Tracy MacGregor, Steve Laffler, Charlene Pletz, Daniel Clark and Pat Fitzgerald, all of whom were officers and/or employees of Struthers prior to the Merger.

         Pursuant to the Merger Agreement, each of the Principals has agreed that, for a period of 18 months after the Effective Date, they will not, subject to certain exceptions, transfer or otherwise dispose of any Company Common Shares they received in the Merger, or engage in any transaction, whether or not with respect to any Company Common Shares, the intent or effect of which is to reduce the risk of owning such shares.

         In addition to the foregoing, the Company has agreed to issue, in the aggregate, 20,305 Company Common Shares, with an aggregate value of approximately $300,000, to certain designated employees of Struthers (the "Designated Employees") pursuant to a schedule to be agreed upon between the Company and Baker Communications Fund, L.P., a Principal. Such Company Common Shares will be issued


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pursuant to restricted stock agreements to be entered into between the Company and each Designated Employee, which agreements will provide for certain restrictions with respect to such shares, the violation of which will result in such shares being forfeited by the Designated Employee. Any Company Common Shares forfeited by a Designated Employee will be canceled by the Company and such individuals will no longer be deemed Designated Employees.

         The foregoing is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed herewith as an Exhibit and is incorporated herein by reference thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial Statements of Business Acquired.

         The financial statements specified in Item 7(a) of Form 8-K are not required.

         (b) Pro Forma Financial Information.

         The pro forma financial information specified in Item 7(b) of Form 8-K is not required.

         (c)      Exhibits.

Exhibit No.       Description

10. Agreement and Plan of Merger, dated as of May 5, 1999, among Rare Medium Group, Inc., Rare Medium Atlanta, Inc., Struthers Martin, Inc., and Certain Shareholders of Struthers Martin, Inc. named therein.


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




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                     RARE MEDIUM GROUP, INC.
                                              Registrant


                                     By: /s/ Glenn S. Meyers
                                         ------------------------------
                                         Glenn S. Meyers,
                                         Chairman of the Board and President

Date:  May 28, 1999


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